Exhibit 99



HARTFORD, CT, July 22, 1996 --The Hartford Steam Boiler Inspection and Insurance Company (NYSE-HSB) announced today that Richard H. Booth, executive vice president of Phoenix Home Life Mutual Insurance Company, was elected a new director for a two-year term. Booth, 49, is responsible for the strategic development activities of Phoenix Home Life's domestic and international operations. In addition, he oversees the company's reinsurance operation, the information system division, and the newly formed trust company, Phoenix Charter Oak Trust. He is a director of Phoenix Duff & Phelps, a New York Stock Exchange listed investment management company, and a director of Aberdeen Trust PLC, a London Stock Exchange listed investment management firm headquartered in Aberdeen, Scotland.

Booth joined Phoenix Home Life as a consultant and was elected to his present position in October 1994. Until June 1994, he was president, chief operating officer and a director of the Travelers Corporation, positions he held since 1991.

Booth is a Chartered Financial Consultant and a member of the American Institute of Certified Public Accountants and the Connecticut Society of CPAs.